Exhibit 10.3

PERMITTED EXIT PAYMENT AMENDMENT

PERMITTED EXIT PAYMENT AMENDMENT, dated as of July 28, 2021 (this “Permitted Exit Payment Amendment”) to the First Lien Credit Agreement dated as of June 3, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Ranger Pledgor LLC, a Delaware limited liability company (“Holdings”), Ranpak Corp., an Ohio corporation (the “U.S. Borrower”), Ranpak B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands (the “Dutch Borrower”), the Lenders and Issuing Banks from time to time party thereto, and Goldman Sachs Lending Partners LLC, in its capacities as administrative agent and collateral agent for the Lenders.

WHEREAS, the Exit Payment Date has occurred, and pursuant to Section 9.02(d)(vi) of the First Lien Credit Agreement and subject to the conditions set forth herein, the Borrower has delivered notice to the Administrative Agent requesting that this Permitted Exit Payment Amendment become effective; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties to the First Lien Credit Agreement have agreed as follows:

SECTION 1. Defined Terms; Rules of Construction. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Credit Agreement. The interpretive provisions set forth in Section 1.03 of the First Lien Credit Agreement shall apply herein.

SECTION 2. Amendments to First Lien Credit Agreement. Upon the effectiveness of this Permitted Exit Payment Amendment pursuant to Section 3 hereof, the following provisions will be added (in each case, in lieu of “[reserved]”) to Sections 6.04(a)(iii), (vii), (x) and (xiii) of the First Lien Credit Agreement, respectively, as follows:

“(iii) the Borrower may make additional Restricted Payments in an amount not to exceed (A) at any time on or after the date of the Permitted Exit Payment Amendment, the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iii)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iii)(B) (plus, without duplication of amounts referred to in this clause (B), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts);”

“(vii) at any time on or after the date of the Permitted Exit Payment Amendment, the Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an amount not to exceed (A) an amount equal to 6.00% per annum of the Market Capitalization of the Borrower (or its direct or indirect Parent Company, as applicable) and its subsidiaries at the time of declaration thereof minus (B) any utilization of the Available RP Capacity Amount in reliance on unused capacity under immediately preceding clause (A);”

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“(x) at any time on or after the date of the Permitted Exit Payment Amendment, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed (A) the sum of (x) the greater of $15,000,000 and 16% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (y) so long as, as measured at the time provided for in Section 1.04(e), the Total Leverage Ratio would not exceed 4.50:1.00, calculated on a Pro Forma Basis, the greater of $10,000,000 and 11% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that, in each case, no Event of Default has occurred and is continuing or would result therefrom minus (B) any utilization of the Available RP Capacity Amount in reliance on unused capacity under immediately preceding clause (A);” and

“(xiii) at any time on or after the date of the Permitted Exit Payment Amendment, the Borrower may make additional Restricted Payments so long as, as measured at the time provided for in Section 1.04(e), the Total Leverage Ratio would not exceed 4.50:1.00, calculated on a Pro Forma Basis; provided that, no Event of Default has occurred and is continuing or would result therefrom;”

SECTION 3. Effectiveness. This Permitted Exit Payment Amendment shall automatically become effective as of the date first above written (the “Amendment Effective Date”) when the Administrative Agent shall have received, in accordance with Section 9.02(d)(vi)(x) of the First Lien Credit Agreement, a notice from the Borrower requesting that this Permitted Exit Payment Amendment become effective and certifying in accordance with Section 9.02(d)(vi)(y) of the First Lien Credit Agreement that the full amount of the Exit Payment has been made to the Initial Term Lenders party to the First Lien Credit Agreement on the Closing Date (or their permitted assignees), in respect of their ratable share of the Initial Term Loans on the Closing Date.

SECTION 4. Incorporation by Reference; Amendment.

(a) The provisions of Sections 9.10 and 9.11 of the First Lien Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

(b) This Permitted Exit Payment Amendment shall constitute a “Loan Document” for all purposes of the First Lien Credit Agreement and the other Loan Documents.

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DOCPROPERTY "CUS_DocIDChunk0" US\OMARAR\18739850.3